Exhibit 10.1

Termination Agreement

of Lease Agreement of Biomass Power Generation Project

Party A:	Xi’an TCH Energy Technology Co., Ltd.

Party B:	Pucheng Xin Heng Yuan Biomass Power Generation Co., Ltd.

Party A and Party B signed two Lease Agreements of Biomass Power Generation Project on June 29, 2010 and September 5, 2013 respectively (“Lease Agreement”). The leased assets are biomass power generation projects of phase I and phase II with total capacity of 2 × 12,000 KW (the “Project”).

Whereas, Party B failed to pay the lease fee to Party A due to its long-term suspension of production resulting from the significant reduction of the raw materials for biomass power generation in Pucheng County. This Project is no longer suitable for the biomass power generation. Through friendly negotiation, the parties enter into below agreement to terminate the Lease Agreement in advance.

As of December 31, 2018, Party B has owed RMB 97.6 million of lease fee to Party A. Party A will waive the lease fee after January 1, 2019. Party B will pay off the RMB 97.6 million to Party A before January 15, 2020. Party A will not return the RMB 3.8 million of cash deposit to Party B.

Party A will transfer the Project to Party B after receives RMB 97.6 million from Party B. The Lease Agreement will formally terminate. If Party B fails to pay off RMB 97.6 to Party A before January 15, 2020, Party A will still hold the ownership of the Project and the Lease Agreement is still valid.

This agreement is made in quadruplicate, with each party holding two copies with the same legal effect.

Party A: (signed and sealed)

Representative: Guohua Ku

Party B: (signed and sealed)

Representative: Xueyi Dong

Date: September 29, 2019.